EXHIBIT 15

April 2, 2012

The Board of Directors

Nomura Holdings, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Nomura Holdings, Inc. pertaining to the Stock Acquisition Rights (No. 34), the Stock Acquisition Rights (No. 35), the Stock Acquisition Rights (No. 37), the Stock Acquisition Rights (No. 39) and the Stock Acquisition Rights (No. 40) of Nomura Holdings, Inc. of our report dated December 28, 2011 relating to the unaudited consolidated interim financial statements of Nomura Holdings, Inc. and subsidiaries as of September 30, 2011, and for the quarter ended September 30, 2011 that is included in its Form 6-K dated December 28, 2011.

Under Rule 436(c) of the 1933 Act, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young ShinNihon LLC